Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Amendment No. 4 to Form S-1 of our report dated May 17, 2024, relating to the financial statements of Novusterra, Inc. (the "Company") as of December 31, 2023 and 2022, and for the years then ended, which are contained in such Registration Statement. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Kreit & Chiu CPA LLP

New York, NY
August 9, 2024